Exhibit 99.3

NJR Contacts:

Joanne Fairechio, Director, Investor Relations	732-378-4967
Dennis Puma, Manager, Investor Relations	732-938-1229
Patrick Migliaccio, Treasurer	732-938-1114

October 21, 2014

NJR CLEAN ENERGY VENTURES INVESTS IN THIRD ONSHORE WIND FARM PROJECT

Nearly 78 MW of Wind Energy to be in Place by Late 2015

OVERVIEW

On October 21, 2014, NJR Clean Energy Ventures (NJRCEV), a subsidiary of New Jersey Resources (NJR), announced that it has acquired the Kansas-based Alexander Wind Farm project. The 48 megawatt (MW) project represents NJRCEV’s third onshore wind farm, and its largest to date. Its other wind farms include Montana-based Two Dot, which was placed into service in June 2014, and Carroll Area, located in Iowa, which NJRCEV expects to go into service in the spring of 2015. Located in Rush County, Kansas, the Alexander Wind Farm was purchased from OwnEnergy, Inc. NJRCEV will invest approximately $85 million in the Alexander project and be responsible for constructing, owning and operating the wind farm. The energy produced will be sold through long-term power purchase agreements (PPAs) to two separate customers—Yahoo!, Inc. and the Kansas City Board of Public Utilities. NJR expects the project to qualify for a 10-year federal production tax credit (PTC), which is based on energy production. All PTCs generated will be utilized by NJR. NJRCEV expects the Alexander wind farm will be operational in the fall of 2015. When all three wind farms are operating, NJRCEV’s total wind capacity will approximate 78 MW’s.

PROJECT DETAILS

Location: Rush County, Kansas, located 120 miles northwest of Wichita. The site covers 7,000 acres of rural agricultural land.

Description: Twenty-one Siemens turbines with total capacity of 48 MW.

Contractor: Mortenson Construction will provide project engineering, procurement, and construction.

Customers: The energy and all renewable attributes will be sold to Yahoo and the Kansas City Board of Public Utilities (KCBPU), a 105-year old municipal utility. KCBPU has signed a 20-year PPA for approximately 50 percent of the energy produced. KCBPU serves approximately 65,000 electric and 59,000 water customers in Wyandotte County. The remaining energy will be purchased through a 15-year PPA with Yahoo!, Inc. Sunnyvale, CA headquartered Yahoo will use the wind power to offset much of its energy usage in the Great Plains region.

Total Investment: Approximately $85 million.

Estimated Construction Timeline: Construction began in 2014, with turbine delivery scheduled for late summer 2015. NJRCEV expects commercial operation to commence in November 2015.

ABOUT NEW JERSEY RESOURCES

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and renewable energy services, including transportation, distribution and asset management. With annual revenues of $2 billion, NJR is comprised of five key businesses:

•	New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains 7,000 miles of natural gas transportation and distribution infrastructure to serve approximately half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris and Middlesex counties.
•	NJR Clean Energy Ventures is a leading renewable energy company that invests in, owns and operates solar and onshore wind projects with a total capacity in excess of 93 megawatts, providing residential and commercial customers with low carbon solutions.
•	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides customized energy solutions to its customers across North America.
•	NJR Home Services is a provider of heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey and serves approximately 120,000 service contract customers.
•	NJR Midstream invests and maintains an equity ownership in a natural gas storage facility and a transportation pipeline, and serves companies from local distributors and producers to electric generators and wholesale marketers.

NJR and its more than 900 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

FORWARD LOOKING STATEMENTS

This investor fact sheet contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should,” “will” and similar expressions may identify forward-looking information and such forward-looking statements are made based upon management’s current expectations and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on NJR will be those anticipated by management. Forward-looking information in this filing includes, but is not limited to, certain statements regarding the acquisition of the Alexander Wind Farm, the size of NJRCEV’s investment in the Alexander Wind Farm, estimates regarding the date of completion of the wind farm and NJRCEV’s qualification for PTCs related to the Alexander Wind Farm. Factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, weather and economic conditions; the ability to obtain governmental approvals and/or financing for the construction, development and operation of certain non-regulated energy investments; risks associated with our investments in renewable energy projects, including logistical risks and potential delays related to construction, permitting, regulatory approvals and electric grid interconnection, NJR’s eligibility for PTCs and operational risks related to projects in service. Additional information and other factors are set forth under the heading “Risk Factors” in NJR’s filings with the Securities and Exchange Commission (SEC) including its most recent Form 10-K. Information included in this fact sheet is representative as of today only and while NJR periodically reassesses material trends and uncertainties affecting NJR’s results of operations and financial condition in connection with its preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

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